Exhibit 99.1

FLAGSTONE RE REPORTS THIRD QUARTER 2012 RESULTS

LUXEMBOURG, Grand Duchy of Luxembourg, October 29, 2012 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced third quarter 2012 basic book value per share of $11.64 and diluted book value per share of $11.45, down 0.4% and 0.3%, respectively, for the quarter (percentages inclusive of dividends).  Net loss attributable to Flagstone’s common shareholders for the three months ended September 30, 2012, was $1.3 million, or $0.02 loss per diluted share, compared to a net loss of $59.5 million or $0.85 loss per diluted share for the three months ended September 30, 2011.  Net income attributable to Flagstone’s common shareholders for the nine months ended September 30, 2012, was $51.3 million, or $0.72 earnings per diluted share, compared to a net loss of $241.0 million, or $3.44 loss per diluted share for the nine months ended September 30, 2011.  Net loss from continuing operations for the three months ended September 30, 2012, was $7.1 million, or $0.10 loss per diluted share, compared to a net loss from continuing operations of $53.7 million, or $0.76 loss per diluted share, for the three months ended September 30, 2011.  Net income from continuing operations for the nine months ended September 30, 2012, was $33.1 million, or $0.45 earnings per diluted share, compared to a net loss from continuing operations of $234.8 million, or $3.38 loss per diluted share, for the nine months ended September 30, 2011.

On August 30, 2012, the Company and Validus Holdings, Ltd. (“Validus”) jointly announced that the boards of directors of both Validus and Flagstone have approved a definitive merger agreement pursuant to which Validus will acquire all of the issued and outstanding shares of Flagstone. As of the announcement date the transaction represented an aggregate equity value of $623.2 million and is currently expected to be completed in the fourth quarter of 2012, subject to customary closing conditions, including obtaining regulatory approvals and the approval of Flagstone’s shareholders.

Except as explicitly described as held for sale or as discontinued operations, and unless otherwise noted, all discussions and amounts presented herein relate only to Flagstone’s continuing operations. All prior years presented have been reclassified to conform to this new presentation.

David Brown, Flagstone’s Chief Executive Officer, stated, “Flagstone’s results in the third quarter were generally in line with our expectations.  We were pleased to announce our agreement to combine with Validus Holdings on August 30, 2012. The transaction, which presents a significant premium and immediate value to our shareholders, was the culmination of a robust process in which our Board carefully considered a broad range of strategic alternatives.  We look forward to working with Validus and anticipate completing the transaction in the fourth quarter.”

Unaudited Consolidated Condensed Statements of Operations and Comprehensive Income (Loss)
For the three and nine months ended September 30, 2012 and 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011

REVENUES
Gross premiums written	$4,042	$92,162	$345,420	$708,965
Premiums ceded	1,338	(30,577)	(89,846)	(193,736)
Net premiums written	5,380	61,585	255,574	515,229
Change in net unearned premiums	77,173	68,456	43,223	(65,515)
Net premiums earned	82,553	130,041	298,797	449,714
Net investment income	6,130	6,167	15,063	27,665
Net realized and unrealized gains (losses) - investments	5,970	(19,592)	29,438	(16,726)
Net realized and unrealized gains (losses) - other	5,589	(18,305)	6,982	(5,009)
Other income	2,187	1,376	6,544	4,062
Total revenues	102,429	99,687	356,824	459,706

EXPENSES
Loss and loss adjustment expenses	60,051	131,879	181,983	531,368
Acquisition costs	21,104	31,619	65,870	95,303
General and administrative expenses	19,188	19,785	59,870	55,604
Interest expense	2,750	3,137	8,673	8,879
Net foreign exchange losses (gains)	5,859	(33,981)	6,736	3,067
Total expenses	108,952	152,439	323,132	694,221
(Loss) income from continuing operations before income taxes and interest in earnings of equity investments	(6,523)	(52,752)	33,692	(234,515)
(Provision) recovery for income tax	(569)	(668)	(882)	405
Interest in earnings of equity investments	-	(250)	288	(706)
(Loss) income from continuing operations	(7,092)	(53,670)	33,098	(234,816)
Income (loss) from discontinued operations, net of taxes	5,746	(5,769)	19,366	(4,032)
Net (loss) income	(1,346)	(59,439)	52,464	(238,848)
Less: Income attributable to noncontrolling interest	-	(106)	(1,135)	(2,127)
NET (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(1,346)	$(59,545)	$51,329	$(240,975)

Net (loss) income	$(1,346)	$(59,439)	$52,464	$(238,848)
Change in currency translation adjustment	(2,803)	(8,677)	(2,935)	(4,927)
Change in defined benefit pension plan obligation	326	62	254	(96)
Comprehensive (loss) income	(3,823)	(68,054)	49,783	(243,871)
Less: Comprehensive income attributable to noncontrolling interest	-	(106)	(1,135)	(2,127)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(3,823)	$(68,160)	$48,648	$(245,998)

Weighted average common shares outstanding—Basic	71,352,487	70,380,852	71,128,790	70,041,621
Weighted average common shares outstanding—Diluted	71,352,487	70,380,852	71,766,808	70,041,621
(Loss) income from continuing operations per common share—Basic	$(0.10)	$(0.76)	$0.45	$(3.38)
Income (loss) from discontinued operations per common share—Basic	$0.08	$(0.09)	$0.27	$(0.06)
Net (loss) income attributable to Flagstone per common share—Basic	$(0.02)	$(0.85)	$0.72	$(3.44)
(Loss) income from continuing operations per common share—Diluted	$(0.10)	$(0.76)	$0.45	$(3.38)
Income (loss) from discontinued operations per common share—Diluted	$0.08	$(0.09)	$0.27	$(0.06)
Net (loss) income attributable to Flagstone per common share—Diluted	$(0.02)	$(0.85)	$0.72	$(3.44)
Distributions declared per common share	$0.04	$0.04	$0.12	$0.12

Results of Operations

All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Three months ended September 30, 2012, compared to three months ended September 30, 2011

•
The decrease in net underwriting loss is the result of fewer significant loss events during the third quarter of 2012 (U.S. drought) compared to losses recorded in the same period in 2011 (hurricane Irene, Danish cloudburst, and Melbourne floods), offset by a significant reduction in gross premiums written and net premiums earned, which is in line with our current underwriting strategy.

•
During the third quarter we recorded premium portfolio transfers in the amount of $45.8 million related to the reduced participation in and non renewal of certain large proportional property treaties. The impact on net premiums earned of such decrease in gross premiums written was offset by a change in unearned premiums and therefore, net premiums earned for the current quarter were not impacted by the reduced participation in or non renewals of those large proportional treaties.

•
The decrease in the loss ratio in the three months ended September 30, 2012 is primarily the result of fewer significant loss events, which included the U.S. drought of $19.8 million, compared to losses recorded in the same period in 2011, which included hurricane Irene of $21.0 million, Danish cloudburst of $10.2 million, Melbourne floods of $16.8 million and net adverse developments on earlier 2011 known events of $43.4 million. Losses are net of retrocession but exclude reinstatement premiums.

•
The expenses in the current period include one-time items such as an impairment charge on assets held for sale of approximately $1.8 million as well as severance costs of approximately $1.0 million associated with the execution of our strategic realignment. These one-time items are offset by expense reduction initiatives in accordance with our overall decrease in underwriting activities.

Nine months ended September 30, 2012, compared to nine months ended September 30, 2011

•
The increase in net underwriting results is the result of fewer significant loss events in 2012 (U.S. drought) compared to the same period in 2011 (Australian floods, cyclone Yasi, New Zealand earthquakes of February 2011 and June 2011, Japan earthquake and tsunami, U.S. tornadoes, hurricane Irene, Danish cloudburst, and Melbourne floods), offset by a significant reduction in gross premiums written and net premiums earned, which is in line with our current underwriting strategy.

•
The decrease in gross written premiums for all lines of business is a result of an overall decrease in our risk appetite and in our shareholder’s equity following the significant worldwide losses we sustained in 2011. During the nine months ended September 30, 2012, we recorded $15.3 million of gross reinstatement premiums compared to $25.5 million recorded for the same period in 2011. The decrease in reinstatements premiums was due to lower catastrophe losses in the current period.

•
The decrease in the loss ratio is the result of reduced losses from fewer significant loss events, which included U.S. drought losses ($19.8 million), compared to the same period in 2011, which included net incurred losses related to the Australian floods ($30.8 million), cyclone Yasi ($33.2 million), New Zealand earthquake of February 2011 ($117.4 million), the Japan earthquake and tsunami ($100.4 million), New Zealand earthquake of June 2011 ($18.5 million), U.S. tornadoes ($36.0 million), hurricane Irene ($21.0 million), Danish cloudburst ($10.2 million) and Melbourne floods ($16.8 million). Losses are net of retrocession but exclude reinstatement premiums.

Income from Discontinued Operations

The sale of the Company’s ownership position in Lloyd’s was completed on August 20, 2012, for total proceeds of $50.2 million.  Our letter of credit for Funds at Lloyd’s in the amount of $159.0 million was also released on the same day. The divestiture has been recorded in the third quarter results and resulted in a gain on disposal of $5.7 million, net of deal-related expenses.

Income from discontinued operations includes the financial results of our former reportable segments, Lloyd’s (for all periods presented) and Island Heritage (for all periods presented up to and including March 31, 2012). Included in income from discontinued operations for the nine months ended September 30, 2012 is underwriting income of $19.4 million, compared to underwriting losses of $4.0 million for the same period in 2011. The $23.4 million increase in underwriting income is primarily attributable to more significant catastrophic events during 2011 compared to 2012. There will be no future income from discontinued operations as the disposals of the Island Heritage and Lloyd’s segments have both been completed.

As of September 30, 2012, we had no remaining assets or liabilities associated with discontinued operations. Although we account for the business comprising our former Lloyd’s and Island Heritage reportable segments as discontinued operations, we ceased to own the Island Heritage business after completing its sale on April 5, 2012, and we ceased to own the Lloyd’s business after completing its sale on August 20, 2012.

Investment Results

The decrease in net investment income on the nine months ended September 30, 2012, is primarily due to lower investment assets, the change in asset allocation and interest rates during the period, which was partially offset by the positive performance of the investment funds, compared to the same period in 2011.

The increase in the net realized and unrealized gains and losses – investments, for the nine months ended September 30, 2012, is primarily due to the better performance of fixed maturity investments and investment funds, and the reduced exposure to future contracts during 2012, compared to the same period in 2011.

Additional information

The Company, through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

For more detailed financial information, please refer to the unaudited September 30, 2012, Financial Supplement, which will be posted on the Company’s website.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at September 30, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share data)

	As at September 30,	As at December 31,
	2012	2011
ASSETS
Investments:
Fixed maturity investments, at fair value (Amortized cost: 2012 - $349,440; 2011 - $1,135,755)	$350,262	$1,138,435
Short term investments, at fair value (Amortized cost: 2012 - $719,289; 2011 - $10,620)	719,294	10,616
Other investments	101,796	125,534
Total investments	1,171,352	1,274,585
Cash and cash equivalents	307,499	249,424
Restricted cash	22,629	17,538
Premium balances receivable	209,344	236,375
Unearned premiums ceded	29,934	30,550
Reinsurance recoverable	126,003	271,183
Accrued interest receivable	2,452	12,950
Receivable for investments sold	-	18
Deferred acquisition costs	29,372	38,155
Funds withheld	24,371	25,116
Other assets	96,355	160,950
Assets held for sale including discontinued operations	16,524	461,652
Total assets	$2,035,835	$2,778,496

LIABILITIES
Loss and loss adjustment expense reserves	$668,973	$897,368
Unearned premiums	188,010	215,316
Insurance and reinsurance balances payable	34,982	75,433
Payable for investments purchased	3,248	6,255
Long term debt	250,456	250,575
Other liabilities	59,321	54,059
Liabilities of discontinued operations	-	472,957
Total liabilities	1,204,990	1,971,963

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2012 - 84,464,259; 2011 - 84,464,259) and outstanding (2012 - 71,058,922; 2011 - 70,167,142)	845	845
Common shares held in treasury, at cost (2012 - 13,405,337; 2011 - 14,297,117)	(150,202)	(160,448)
Additional paid-in capital	855,722	872,819
Accumulated other comprehensive loss	(15,265)	(12,584)
Retained earnings	139,745	88,416
Total Flagstone shareholders' equity	830,845	789,048
Noncontrolling interest in subsidiaries	-	17,485
Total equity	830,845	806,533
Total liabilities and equity	$2,035,835	$2,778,496

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. Federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: the ongoing impact on our business of our net loss in 2011 and our inability to continue our return to profitability in a timely manner, if at all; the amount of indemnification obligations, purchase price adjustments and charges related to the divestitures and realignment initiatives described above; the failure to successfully implement the Company’s business strategy despite the completion of the divestitures and realignment initiatives described above; cancellation of our reinsurance contracts by cedents; market conditions affecting our common share price; pricing changes in our industry; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved and the premium environment; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of our financial strength ratings and the consequences to our business of any downgrade; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply and premium dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; the investment environment, declining demand due to increased retentions by cedents and other factors; and the impact of Eurozone instability and terrorist activities on the economy.

Additionally, the proposed transaction between Flagstone and Validus described above is subject to risks and uncertainties, including: (A) that Flagstone and Validus may be unable to complete the proposed transaction because, among other reasons, conditions to the completion of the proposed transaction may not be satisfied or waived; (B) uncertainty as to the timing of completion of the proposed transaction; (C) uncertainty as to the actual premium (if any) that will be realized by Flagstone shareholders in connection with the proposed transaction; (D) uncertainty as to the long-term value of Validus common shares; (E) failure to realize the anticipated benefits of the proposed transaction, including as a result of failure or delay in integrating Flagstone’s businesses into Validus; and (F) the outcome of any legal proceedings to the extent initiated against Validus, Flagstone and others following the announcement of the proposed transaction, as well as Validus and Flagstone management’s response to any of the aforementioned risks and uncertainties.

Following the announcement of the proposed transaction between Validus and Flagstone, all three of the rating agencies covering Flagstone announced positive ratings actions.  On August 31, 2012, Moody’s Investor Services affirmed Flagstone Suisse’s financial strength rating of A3, and revised the outlook from negative to stable. On August 31, 2012, A.M. Best Co. placed Flagstone’s financial strength rating of A- (Excellent) under review with developing implications. On September 4, 2012, Fitch Ratings revised the Rating Watch on Flagstone’s A- financial strength rating to Evolving from Negative.  All three rating agencies indicated that a failure to complete the proposed transaction between Flagstone and Validus would have negative ratings implications.

A downgrade by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, the amount of and changes in our reserves, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at September 30, 2012 and December 31, 2011. For performance share units, the number of common share equivalents used in the denominator of the diluted book value per common share calculation does not include additional performance share units that could be issued to employees as result of the change of control triggered by the merger with Validus.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at September 30, 2012 and December 31, 2011
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	September 30, 2012	December 31, 2011

Flagstone shareholders' equity	$830,845	$789,048
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$830,845	$789,048

Cumulative distributions paid per outstanding common share	$0.84	$0.72

Common shares outstanding - end of period	71,058,922	70,167,142
Vested RSUs	293,565	233,709
Total common shares outstanding - end of period	71,352,487	70,400,851

Potential shares to be issued:
PSUs expected to vest	987,950	1,676,125
RSUs outstanding	214,350	290,470
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,554,787	72,367,446

Basic book value per common share	$11.64	$11.21

Diluted book value per common share	$11.45	$10.90

Basic book value per common share plus accumulated distributions	$12.48	$11.93

Diluted book value per common share plus accumulated distributions	$12.29	$11.62

Distributions per common share paid during the period	$0.12	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive